Exhibit 10.3

Option No.: _______

SUSSEX BANCORP

2013 EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT
COVER SHEET

Sussex Bancorp, a New Jersey corporation (the “Company”), hereby grants an option (the “Option”) to purchase shares of its common stock, no par value (the “Stock”), to the Optionee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attached Nonqualified Stock Option Agreement (collectively, the “Agreement”) and in the Company’s 2013 Equity Incentive Plan (as amended from time to time, the “Plan”).

Optionee Name:

Grant Date:

Number of Shares of Stock Covered by the Option:

Option Price per Share of Stock: $_____.___ (At least 100% of Fair Market Value on the Grant Date)

Vesting Start Date:

Vesting Schedule:

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Optionee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a share certificate or a negotiable instrument.

SUSSEX BANCORP

2013 EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Nonqualified Stock Option	This Agreement evidences an award of an Option exercisable for that number of shares of Stock set forth on the cover sheet of this Agreement and subject to the vesting and other conditions set forth in this Agreement and in the Plan. This Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

Vesting

This Option is exercisable only before it expires and then only with respect to the vested portion of the Option.

The Option will vest in accordance with the vesting schedule shown on the cover sheet, so long as you continue in Service on each applicable vesting date set forth on the cover sheet.

Except as provided under “Death” or “Disability” below, no additional shares of Stock will vest after your Service has terminated for any reason.

Term	Notwithstanding anything in this Agreement to the contrary, your Option will expire in any event at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason other than death, Disability, or Cause, then your Option will expire at the close of business at Company headquarters on the thirtieth (30th) day after your termination of Service.

Termination for Cause	If your Service is terminated for Cause, you will immediately forfeit all rights to your Option, and the Option will immediately expire. You will be prohibited from exercising the Option from and after the time of such termination of Service.

Death	If your Service terminates because of your death, then your Option will become fully vested and will expire at the close of business at Company headquarters on the date twelve (12) months after your date of death. During that twelve (12)-month period, your estate or heirs may exercise your Option.

Disability	If your Service terminates because of your Disability, then your Option will become fully vested and will expire at the close of business at Company headquarters on the date six (6) months after your termination of Service.

Leaves of Absence	For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company or an Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

2

The Company determines, in its sole discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan.

Forfeiture of Unvested Option	Unless the termination of your Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or Affiliate and you, you will automatically forfeit to the Company those portions of the Option that have not yet vested in the event your Service terminates for any reason.

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than one hundred (100) shares, unless the number of vested shares of Stock purchased is the total number available for purchase under the Option, by following the procedures set forth in the Plan and in this Agreement.

When you wish to exercise this Option, you must exercise in a manner required or permitted by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you exercise your Option, you must include payment of the Option Price indicated on the cover sheet for the shares of Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:

•	Cash, your personal check, a cashier’s check, a money order, or another cash equivalent acceptable to the Company.
•	Shares of Stock that are owned by you and that are surrendered to the Company. The Fair Market Value of the shares of Stock as of the effective date of the Option exercise will be applied to the Option Price.
•	By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes (if approved in advance by the Committee of the Board if you are either an executive officer or a director of the Company).
•	With the consent of the Company, the Company’s withholding shares of Stock that would otherwise be issuable in an amount equal to the Option Price and the required tax withholding amount.

Evidence of Issuance	The issuance of the shares of Stock upon exercise of this Option will be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of shares of Stock acquired under this Option. In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the exercise of this Option or sale of shares of Stock arising from this Option, the Company or any Affiliate will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested shares of Stock otherwise deliverable upon exercise of this Option).

3

Transfer of Option

[During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. The Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment, or similar process. If you attempt to do any of these things, this Option will immediately become forfeited.]

OR

[Except as provided in this section, during your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option, and the Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment, or similar process. You may transfer all or part of this Option, not for value, to any Family Member, provided that you provide prior written notice to the Company, in a form satisfactory to the Company, of such transfer. For the purpose of this section, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or you) in exchange for an interest in such entity. Subsequent transfers of transferred options are prohibited except to your Family Members in accordance with this section or by will or the laws of descent and distribution. In the event of your termination of Service, this Agreement shall continue to be applied with respect to you, following which the Option shall be exercisable by the transferee only to the extent and for the periods specified herein.]

Retention Rights	This Agreement and the grant evidenced by this Agreement do not give you the right to be retained or employed by the Company or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate and you, the Company and any Affiliate reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until the shares of Stock have been issued upon exercise of your Option and either a certificate evidencing your shares of Stock have been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Your Option will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity.

4

Forfeiture of Rights	If you should take actions in violation or breach of or in conflict with (i) any non-competition agreement, (ii) any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, or (iii) any confidentiality obligation with respect to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of the gain, if any, you have realized under this Agreement and your rights to this Option, and the Option will immediately expire.

Clawback

This Option is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any Company “clawback” or recoupment policy or (ii) any law, rule, or regulation that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or law, rule, or regulation.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you will reimburse the Company the amount of any payment in settlement of this Option earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of New Jersey, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated into the Agreement by reference.

Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments, or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, and/or severance agreement between you and the Company or any Affiliate will supersede this

Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

5

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Option grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Human Resources Department to request paper copies of these documents.

Code Section 409A	The Option is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.

6